Exhibit 10.9

Carey Advisors, LLC
60 Broadway, PH 12
Brooklyn, NY 11211
Telephone: 908 229-4933
Facsimile: 718 599-1641

www.chriscareyadvisors.com

August 26th, 2010

Christopher Carey
Chief Executive Officer
Eyes on the Go, Inc.
60 Broadway, PH12
Brooklyn, NY 11211

Dear Chris.

We have agreed that Eyes on the Go, Inc. does not have a need for a full time staff and that Chris Carey Advisors, LLC will provide part time resources to Eyes to fill certain positions until such time as the Board determines that they will fill these roles with full time employees.

Eyes can terminate this relationship with thirty (30) written notice, CCA will bill for the services of each individual as requested on a monthly basis.

Starting immediately, CCA will fill the following positions with the individuals under the rates as noted below. CCA will take responsibility and will cover all individual payroll taxes, any other state or local taxes as they apply, and other benefits,

  Chief Executive Officer – Christopher Carey – $6,000 per month – committing a minimum of 15 hours per month
  Vice President Operations – Mary Weaver Carey – $6,000 per month – committing a minimum of 30 hours per month
  Chief Technology Officer – Blazej Kesy – $6.000 per month – committing a minimum of 40 hours per month.

  Eyes will reimbursed CCA for all reasonable business related expenses including auto, gas, oil and repairs, business class air and other comparable travel, rooms and meals. and business entertainment.

  Please designate your acceptance by signing below.

  Sincerely,

  /s/ Mary Weaver Carey
  Mary Weaver Carey

  ACCEPTED:

/s/ Christopher Carey	8/26/10
Christopher Carey	Date
Chief Executive Officer, Eyes on the Go, Inc.